Exhibit (i)

Dechert LLP

1775 I Street, N.W.

Washington, DC 20006

November 3, 2009

PIMCO ETF Trust

840 Newport Center Drive

Newport Beach, California 92660

Dear Ladies and Gentlemen:

This opinion is given in connection with the filing by PIMCO ETF Trust, a Delaware statutory trust (“Trust”), of Post-Effective Amendment No. 12 to the Registration Statement on Form N-1A (“Registration Statement”) under the Securities Act of 1933 (“1933 Act”) and Amendment No. 14 under the Investment Company Act of 1940 (“1940 Act”) relating to an indefinite amount of authorized shares of beneficial interest of the PIMCO Enhanced Short Maturity Strategy Fund, PIMCO Government Limited Maturity Strategy Fund, PIMCO Intermediate Municipal Bond Strategy Fund, PIMCO Prime Limited Maturity Strategy Fund, and PIMCO Short Term Municipal Bond Strategy Fund, each a separate series of the Trust (the “Funds”). We have examined such governmental and corporate certificates and records as we deemed necessary to render this opinion and we are familiar with the Trust’s Declaration of Trust and its By-Laws, each as amended to date.

Based upon the foregoing, we are of the opinion that the Trust’s shares proposed to be sold pursuant to Post-Effective Amendment No. 12 to the Registration Statement, when it is made effective by the Securities and Exchange Commission, will have been validly authorized and, when sold in accordance with the terms of such Amendment and the requirements of applicable federal and state law and delivered by the Trust against receipt of the net asset value of the shares of the Funds, as described in Post-Effective Amendment No. 12 to the Registration Statement, will have been legally and validly issued and will be fully paid and non-assessable by the Trust.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, to be filed with the Securities and Exchange Commission, and to the use of our name in the Trust’s Registration Statement to be dated on or about November 3, 2009 and in any revised or amended versions thereof. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act and the rules and regulations thereunder.

Very truly yours,

/s/ Dechert LLP